Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
OF
GREAT LAKES DREDGE & DOCK CORPORATION
WITH AND INTO
GREAT LAKES DREDGE & DOCK HOLDINGS CORP.

Great Lakes Dredge & Dock Holdings Corp., a Delaware Corporation (the “Corporation”), desiring to merge Great Lakes Dredge & Dock Corporation, a Delaware Corporation (“GLDD”), with and into the Corporation (the “Merger”), pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:                                                            The name and state of formation or organization, as applicable, of each of the constituent companies to the merger (the “Constituent Companies”) are as follows:

Name	State of Formation / Incorporation

Great Lakes Dredge & Dock Holdings Corp.	Delaware
Great Lakes Dredge & Dock Corporation	Delaware

SECOND:                                            The Corporation owns 100% of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Great Lakes Dredge & Dock Corporation, a Delaware corporation (“GLDD”).  Other than the Common Stock, GLDD has no class or series of stock issued and outstanding.

SECOND:                                            The Board of Directors of the Corporation has approved the execution of the Merger in accordance with Section 253 of the DGCL.  In accordance with Section 253(a) of the DGCL, a copy of the written consent of the Board of Directors of the Corporation, adopted as of December 21, 2006, is attached hereto as Exhibit A.

THIRD:                                                        The Corporation will continue as the corporation surviving the Merger (the “Surviving Corporation”).  In accordance with Section 253(b) of the DGCL, the name of the Surviving Corporation shall be “Great Lakes Dredge & Dock Corporation” upon the effectiveness of the Merger pursuant to the DGCL (the “Effective Time”).

FOURTH:                                           At the Effective Time, the certificate of incorporation of the Corporation, as in effect immediately prior to the Effective Time and as amended in accordance with this Certificate of Ownership and Merger, shall become the certificate of incorporation of the Surviving Corporation until further amended in accordance with the terms thereof.  At the Effective Time, Article One of the certificate of incorporation of the Surviving Corporation is amended and restated to read as follows:

ARTICLE ONE
NAME

The name of the Corporation is “Great Lakes Dredge & Dock Corporation” (the “Corporation”).

FIFTH:                                                           This Certificate of Merger, and the Merger, shall become effective at 11:59 p.m. eastern standard time on December 26, 2006.

IN WITNESS WHEREOF, The Corporation has caused this Certificate of Merger to be executed as of the 26th day of December, 2006.

GREAT LAKES DREDGE & DOCK HOLDINGS CORP.

By:	/s/ Deborah A. Wensel
	Name:	Deborah A. Wensel
	Title:	CFO

EXHIBIT A

WHEREAS, the Corporation owns all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Great Lakes Dredge & Dock Corporation, a Delaware corporation (“GLDD”) and, other than the Common Stock, GLDD has no class or series of capital stock issued and outstanding;

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), the Corporation merge GLDD with and into the Corporation (the “Merger”), with the Corporation being the surviving corporation in the Merger (the “Surviving Corporation”).

FURTHER RESOLVED, that by virtue of the Merger, each then issued and outstanding share of Common Stock (the “Shares”) that is owned by the Corporation, shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

FURTHER RESOLVED, that the directors of the Corporation immediately prior to the Merger shall be the directors of the Surviving Corporation, to hold office until their successors are duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

FURTHER RESOLVED, that the officers of the Corporation immediately prior to the Merger shall be the officers of the Surviving Corporation, to hold office until their successors are duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

FURTHER RESOLVED, that the Chairperson, Chief Executive Officer and President be, and each of them hereby is, authorized and directed to execute and acknowledge, in the name of and on behalf of the Corporation, a Certificate of Ownership and Merger (the “Certificate”) setting forth among other things a copy of these resolutions and the date of their adoption, and that any such officer is hereby authorized and directed to cause the Certificate as executed to be filed in the Office of the Secretary of State of the State of Delaware, all in accordance with Section 253 of the DGCL.

FURTHER RESOLVED, that the Merger shall become effective and the corporate existence of GLDD shall cease at 12:02 p.m. eastern standard time on December 21, 2006.

FURTHER RESOLVED, that the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its stockholders to amend and restate in its entirety Article One of the Certificate of Incorporation of the Corporation to read as follows:

ARTICLE ONE
NAME

The name of the Corporation is “Great Lakes Dredge & Dock Corporation” (the “Corporation”).

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed to take or cause to be taken all such further actions and to execute and deliver or cause to be delivered all such further instruments and documents in the name and on behalf of the Corporation, and to incur and pay all such fees and expenses as in their judgment shall be necessary or appropriate in order to carry out fully the intent and purposes of the foregoing resolutions.

FURTHER RESOLVED, that all actions previously taken by the officers and directors of the Corporation in connection with the transactions contemplated by these resolutions are hereby adopted, ratified, confirmed and approved in all respects.